CorEnergy Announces Management Transition

KANSAS CITY, Mo.- December 17, 2018 - CorEnergy Infrastructure Trust, Inc. (“CorEnergy” or the “Company”) announced that its Executive Chairman, Richard Green, has tendered his resignation from the Board of Directors of the Company, effective January 1, 2019. The independent directors named David Schulte, President and Chief Executive Officer of CorEnergy, to follow Mr. Green as Chairman of the Board.

In discussing his intentions with the Board, Mr. Green noted the work he and Mr. Schulte had undertaken to build, develop and lead a talented team of professionals at Corridor InfraTrust Management (“Corridor”), the external manager of CorEnergy. Mr. Green said, “I am very proud of the company Dave and I have built together. In less than a decade, Corridor’s systems and processes have become reflective of a much larger and more established professional organization. Reflecting on my more than 30 years of experience as a senior executive, I believe now is a good time for a transition to occur at Corridor and therefore the Board of CorEnergy. At a certain stage of development, an organization works best when one individual leads.”

Mr. Schulte commented, “It has been a privilege to work side-by-side with Rick since the inception of Corridor, eight years ago. His deep knowledge base, strategic insights and leadership have been imperative in guiding the Company forward. I am pleased that Rick is willing to have a continuing role at Corridor and in his commitment to a smooth transition of responsibilities.”

The Governance and Nominating Committees of the Company will begin a search for an additional director to fill the vacancy created by the resignation.

About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We receive long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.reit.

Forward-Looking Statements
This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Schorgl, 877-699-CORR (2677)
info@corenergy.reit